Urban Outfitters, Inc.                                              Exhibit 11
INCOME PER SHARE CALCULATION:
APRIL 30, 1997 & 1996


INCOME PER SHARE CALCULATION:


                                                                          Three Months Ended April 30,
                                            ----------------------------------------------------------------------------------
                                                               1997                                         1996
                                            --------------------------------------      --------------------------------------
NET INCOME                                     2,423,000                     $0.14         2,927,000                     $0.17
                                            ============          ================      ============          ================

WEIGHTED AVERAGE COMMON
   SHARES & COMMON SHARE
   EQUIVALENTS OUTSTANDING                                              17,738,597                                  17,686,800
                                                                  ================                            ================



COMPUTATION OF COMMON SHARES
    & COMMON SHARE EQUIVALENTS OUTSTANDING:


                                                                          Three Months Ended April 30,
                                            ----------------------------------------------------------------------------------
                                                               1997                                         1996
                                            --------------------------------------     ---------------------------------------
                                            End of Period      Weighted Ave.           End of Period      Weighted Ave.
                                            -------------      -------------           -------------      -------------

COMMON SHARES OUTSTANDING                   17,588,696                  17,537,461        17,335,036         17,196,804
                                                               -------------------                        -------------

COMMON SHARE EQUIVALENTS:
         OPTIONS                            472,936                        524,171           529,278            667,510
         ASSUMED REPURCHASED
                AT AVERAGE PRICE                                          (323,035)                            (177,514)
                                                               -------------------                        -------------

WEIGHTED AVERAGE COMMON
    EQUIVALENTS                                                            201,136                              489,996
                                                               -------------------                        -------------

TOTAL WEIGHTED AVERAGE
   COMMON SHARES & COMMON
   SHARE EQUIVALENTS OUTSTANDING                                        17,738,597                           17,686,800
                                                               ===================                        =============

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